EXHIBIT 10.31
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                         REVOLVING LOAN AGREEMENT


     THIS REVOLVING LOAN AGREEMENT (this "Agreement"), dated and effective as of the 8th day of June, 1995, by and between Mercantile Bank of Kansas ("Bank"), a Kansas state bank with its principal place of business at 4700 West 50th Place, Roeland Park, Kansas 66205 and AmeriConnect, Inc. ("Borrower"), a Delaware corporation with its principal place of business at 6750 W. 93rd Street, Suite 110, Overland Park, Ks 66212 has reference to the following facts and circumstances:

     A. Borrower has requested that Bank loan monies to Borrower and Bank, in the event it accepts this Agreement in writing, will lend monies to Borrower pursuant hereto.

     NOW, THEREFORE, in consideration of any loan or advance or grant of credit hereafter made by Bank to or for the benefit of Borrower and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                         1.  DEFINITIONS AND TERMS

1.1 The following terms and/or phrases shall have the meanings set forth and shall be applicable to the singular and plural form, giving effect to the numerical difference; whenever the context so requires, the use of "it" in reference to Borrower shall mean Borrower as identified at the beginning of this Agreement:

     (A) "AFFILIATE": any person that, directly or indirectly, through one or more intermediaries, controls the Borrower (a "Controlling Person") or any Person (other than the Borrower or a subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     (B)  "BORROWER'S LIABILITIES":  all obligations and liabilities of
          Borrower to Bank (including, without limitation, all debts, claims and indebtednesses) whether primary, secondary, direct,
          contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement, the Note or any Other Agreements, instrument and/or
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          documents heretofore, now and/or from time to time hereafter executed by, and/or on behalf of Borrower, and delivered to Bank, or by operation of law or otherwise.

     (C) "BORROWER'S OBLIGATIONS": all terms, conditions, warranties, representations, agreements, undertakings, covenants and provisions (other than Borrower's Liabilities) to be performed, discharged, kept, observed or complied with by Borrower pursuant to this Agreement or under any Other Agreements, instrument and/or document heretofore, now and/or from time to time hereafter executed by, and/or on behalf of, Borrower, and delivered to Bank.

     (D) "BUSINESS DAY": any day other than a Saturday, Sunday or legal holiday observed by Bank.

     (E) "CHARGES": all Federal, State, County, City and/or other governmental taxes, levies, assessments, charges, claims or encumbrances upon and/or relating to Borrower's business, Borrower's ownership and/or use of any of its assets and/or Borrower's income and/or gross receipts.

     (F)  "CREDIT":  the definition ascribed to this term in Section 2.1.

     (G)  "ENVIRONMENTAL LAW":  the definition ascribed to this term in
          Section 4.1(E).

     (H)  "EVENT OF DEFAULT":  the definition ascribed to this term in
          Section 6.1.

     (I) "FINANCIALS": those financial statements of Borrower, if any, heretofore, concurrently herewith or hereafter delivered by or on behalf of Borrower to Bank.

     (J) "GUARANTOR": any Person which has guaranteed to Bank the payment, collection or performance of all or any portion of Borrower's Liabilities and/or Borrower's Obligations and/or has granted to Bank a security interest in, or lien or encumbrance upon, some or all of such Person's real and/or personal property to secure the payment and/or performance of all or any portion of Borrower's Liabilities and/or Borrower's Obligations.

     (K)  "INDEBTEDNESS":  all obligations and liabilities of Borrower to any Person other than Bank (including, without limitation, all debts, claims and indebtednesses) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter
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          owing, due or payable, however evidence, created, incurred, occurred or owing and howsoever arising, whether under written or oral agreement, by operation of law, or otherwise.

     (L)  "LOANS":  the definition ascribed to this term in Section 2.1.

     (M) "NOTE": the promissory note in the form attached hereto as Exhibit A to be executed and delivered by Borrower to Bank in evidence of the Credit (as defined in Section 2.1).

     (N) "OTHER AGREEMENTS": all agreements, instruments and documents, including, without limitation, loan agreements, security agreements, guaranties, mortgages, deeds of trust, notes, pledges, applications and agreements for letters of credit, letters of credit, advices of credit, bankers acceptances, notices, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to Bank, or issued by Bank upon the application and/or other request of, and on behalf of, Borrower.

     (O) "PERSON": any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     (P) "TERMINATION DATE": June 1, 1996, or such later date to which it may be extended pursuant to Section 7.12.

     (Q) "UNMATURED EVENT OF DEFAULT": any event or condition which, with the lapse of time or giving of notice to Borrower or both, would constitute an Event of Default.

1.2 Except as otherwise defined in this Agreement, all accounting words, terms and/or phrases used herein shall have the meanings customarily given them in accordance with generally accepted accounting principles.

                         2.  CREDIT: GENERAL TERMS

2.1 Subject to the terms and conditions of this Agreement and the Other Agreements and provided that an Event of Default or Unmatured Event of Default, does not then exist, Bank agrees to make such loans or advances (individually a "Loan" and collectively, the "Loans") to Borrower, as
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     Borrower may from time to time request, of up to, but not in excess of,
     $1,000,000.00, at any time outstanding (the "Credit"). Loans made by Bank may be repaid, and subject to the terms and conditions hereof, reborrowed to, but not including the Termination Date, unless the Credit is otherwise terminated as provided in this Agreement. In the event the outstanding principal balance of the Loans exceeds the limitations set forth above, Borrower shall immediately and without notice or demand, make the necessary payments to eliminate such excess.

2.2 All Loans made hereunder and other liabilities of Borrower arising hereunder shall be paid by Borrower on the Termination Date, unless payable sooner pursuant to the terms of this Agreement and/or the Note, but may, at Borrower's election, be repaid in whole or in part any time prior to such date without premium or penalty unless otherwise stated in the Note.

2.3 All fees, and all interest payable in respect of the Credit, shall be computed on the basis of a year of 360 days, and charged for the actual number of days elapsed. Whenever any payment to be made under this Agreement, the Note or the Other Agreements shall be due on a non-Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest due upon the Credit.

2.4 If Bank shall determine at any time after the date hereof that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved, but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material, then Borrower shall pay to Bank upon demand such amount or amounts, in addition to the amounts payable under the provisions of this Agreement or the Other Agreements, as will compensate Bank for such reduction. Determinations by Bank for purposes of this Section of the additional amount or amounts required to compensate Bank shall be conclusive in the absence of manifest error. In determining such amount or amounts, Bank may use any reasonable averaging and attribution methods.
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                 3.  CONDITIONS PRECEDENT TO DISBURSEMENT

3.1 (A) The obligation of the Bank to make the initial Loan to Borrower under the Credit is subject to the condition precedent that Bank shall have received each of the following, duly executed and in form and substance satisfactory to Bank:

          (i)    Duly executed copy of this Agreement;

          (ii) Note, payable to the order of Bank and dated as of the date of the initial Loan;

          (iii)  Guaranty duly executed by:  N/A;

          (iv)   Subordination and Stand-By Agreement duly executed by:  N/A;

          (v) Secretary's Certificate, Partnership Certificate or affidavit or sole proprietorship (said form being dictated by Borrower's legal entity);

          (vi)   Security Agreement;

          (vii)  Pledge Agreement; and

          (viii) Such other opinions, documents, certificates or approvals as Bank reasonably may request.

     (B) The obligation of the Bank to make the initial Loan and each subsequent Loan is subject to satisfaction of the following conditions precedent:

          (i) No change in the condition or operations, financial or otherwise, of Borrower shall have occurred, which change, in the reasonable credit judgment of Bank may have a material adverse effect on Borrower;

          (ii) Before and after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing hereunder; and

          (iii)  Before and after giving effect to such Loan, all
                 representations and warranties of Borrower hereunder and/or under the Other Agreements shall be true and correct as though made on the date of such Loan.
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                    4.  REPRESENTATIONS AND WARRANTIES

4.1 To induce Bank to enter into this Agreement and to make Loans to Borrower, Borrower makes the following representations and warranties to Bank, all of which shall survive the execution of this Agreement and the making of the initial Loan:

     (A) Borrower is a Delaware duly organized and existing and in good standing under the laws of the jurisdiction in which it was incorporated and/or established, and has all requisite power and authority, corporate and/or otherwise, to conduct its business and to own its properties. Borrower is duly licensed and/or qualified to do business and in good standing in all jurisdictions in which the laws thereof require Borrower to be so licensed and/or qualified.

     (B) The execution, delivery and performance by Borrower of this Agreement and the other Agreements, are within the powers of Borrower, corporate or otherwise, have been duly authorized by all necessary action and do not and will not: (i) require any consent or approval of the stockholders of Borrower; (ii) violate any provision of any certificate or articles of incorporation, by-laws, partnership agreement or other agreements of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding upon or applicable to Borrower; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; and/or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower. This Agreement and the Other Agreements constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting the enforcement of creditor's right or by general principles of equity.

     (C) Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (D) All employee pension and benefit plans subject to the Employee Retirement Income Security Act of 1974 ("ERISA") which are maintained for employees of Borrower, are in compliance in all material respects with the applicable provisions of ERISA.
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     (E)  The operations of Borrower comply in all respects with the
          Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law or any other federal, state or local laws, rules, regulations, orders or decrees (collectively, "Environmental Laws") relating to, or imposing liabilities or standards of conduct concerning any hazardous substances, pollutants, contaminants, toxic or dangerous waste, substance or material defined as such in any Environmental Law. There are no actions or proceedings which are pending, or to the knowledge of Borrower threatened, against Borrower under any Environmental Law.

     (F) The Financials, copies of which have been furnished to Bank, are complete and correct and fairly present the financial condition of Borrower as of the dates referred to therein, and the results of their operations for the periods then ended, all in accordance with generally accepted accounting principles applied on a consistent basis. Since the date thereof, there has been no material adverse change in the property, financial condition or business operations of Borrower.

     (G) Borrower has and at all times hereafter shall have good and marketable title to all of its assets, real and personal, free and clear of all liens, security interests, mortgages, claims and/or encumbrances except those granted in favor of Bank, those existing as of the date of this Agreement as reflected in the Financials and/or otherwise disclosed therein and those referred to in
          Section 5.1(A) hereof.

     (H) Except for trade payables arising in the ordinary course of its business since the dates reflected in the Financials and/or as otherwise disclosed therein, Borrower has no Indebtedness.

     (I) Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed of trust or similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

     (J) Borrower has and is in good standing with the respect to all governmental permits, certificates, consents and franchises necessary to continue the conduct of business conducted by it and to own or lease and operate its properties as now owned or leased by it.

     (K) Borrower is not a party to any agreement, instrument or undertaking, or subject to any other restriction (i) which materially or adversely affects, or may in the future so affect, the property, financial condition or business operations of Borrower, or (ii) under or pursuant to which Borrower is or will be required to place (or under which any other Person may place) a lien upon any of its properties to secure payment and/or performance of any liability or obligation, either upon demand or upon the happening of any condition or event, with or without demand.

     (L) There are no actions or proceedings which are pending or threatened against Borrower, which (i) relate to the execution, delivery or performance of this Agreement and/or any of the Other Agreements, or (ii) would cause any material adverse change in the property, financial condition or business operations of Borrower.

     (M) The proceeds of any Loan shall be used for proper business purposes and consistently with all applicable laws and statutes. Borrower is not in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     (N) No information, exhibit or report furnished by Borrower to Bank in connection with the negotiation, execution or future performance of this Agreement, contains any false or misleading information or misstatement of any facts.

                               5.  COVENANTS

5.1 So long as any of Borrower's Liabilities shall remain unpaid, Borrower shall not do any of the following without the prior written consent of
     Bank:

     (A) Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or assets now owned or hereafter acquired by Borrower, except (i) such as exist and/or are granted to Bank hereunder or under any of the Other Agreements; (ii) liens for Charges which are not yet due and payable; (iii) mechanics', materialmen's, bankers', warehousemen's and similar liens arising in the ordinary course of business and securing obligations of Borrower that are not over due for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued; (iv) liens arising in connection with worker's compensation, unemployment insurance, pensions and social security benefits which are not over due or are being contested in good faith by appropriate proceedings diligently pursued; (v) liens arising for purchase money acquisitions as permitted in section 5.1(B) below; or (vi) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially detract from the value or impair the use of such real property.

     (B) Incur or permit to exist any Indebtedness except (i) Indebtedness under the terms of this Agreement; (ii) Indebtedness hereafter incurred in connection with liens permitted under Section 5.1(A) hereof; (iii) Indebtedness for purchase money acquisitions not in excess of an aggregate amount of $1,000,000.00 at any point in time; and (iv) other Indebtedness approved in writing by Bank.

     (C) Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or permit or suffer any receiver, trustee or assignee for the benefit of creditors, or any other custodian to be appointed to take possession of all or any of Borrower's assets.

     (D) Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other Person, or create or participate in the creation of any subsidiary or joint venture, except: (i) investments in (a) Bank repurchase agreements,
          (b) savings accounts or certificates of deposit in a financial institution of recognized standing, (c) obligations issued or fully guaranteed by the United States, and (d) prime commercial paper maturing within ninety (90) days of the date of acquisition by Borrower; (ii) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items; and (iii) investments shown on the Financials, provided that such investments shall not be increased.

     (E) Liquidate or dissolve, or merge with or into or consolidate with or into any other Person, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales made in the ordinary course of business), amend, modify or supplement Borrower's certificate or articles of Incorporation, bylaws, partnership agreement or other document evidencing the existence of Borrower as a legal entity.

     (F) Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired.

     (G) Guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person, other than in connection with the endorsement of instruments or items for payment for deposit or collection in the ordinary course of its business.

     (H) Enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, or enter into, assume or suffer to exist any employment, consulting or other like contract with any Affiliate or any officer, director or partner of any Affiliate, except a transaction or contract which is in the ordinary course of business and is upon fair and reasonable terms no less favorable than would be obtained in a comparable arms-length transaction with a person not an Affiliate.

5.2 So long as any of Borrower's Liabilities shall remain unpaid, Borrower shall do all of the following, unless waived in writing by Bank:

     (A) Maintain insurance in such amounts and against such risks as are customary by companies engaged in the same or similar businesses and similarly situated.

     (B) Maintain standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and consistent with those applied in the preparation of the Financials, and furnish to Bank such information respecting the business, assets and financial condition of Borrower as Bank reasonably may request and, without request, furnish to Bank: (i) within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of Borrower, consolidated and/or, if applicable, consolidating balance sheet(s) and statement(s) of income and surplus of Borrower and its consolidated subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year in reasonable detail and accompanied by a certificate of the chief financial officer of Borrower stating that such statements are true and correct (subject to audit and normal year-end adjustments) and that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes an Event of Default or Unmatured Event of Default hereunder (or if there was such a condition or event, specifying the same); and (ii) as soon as available, and in any event within ninety (90) days after the close of each fiscal year of Borrower, a copy of the detailed long-form audit report for such year and accompanying consolidated and/or, if applicable, consolidating financial statements of Borrower and its consolidated subsidiaries, as prepared by independent certified public accountants selected by Borrower and satisfactory to Bank.

     (C) Permit representatives of Bank to visit and inspect any of the properties and examine any of the books and records of Borrower at any reasonable time and as often as reasonably may be desired.

     (D) Possess and maintain all necessary franchises, patents, trademarks, trade names, copyrights and licenses to conduct its respective business(es).

                                6.  DEFAULT

6.1 The occurrence of any one of the following shall constitute a default ("Event of Default") by Borrower under this Agreement:

     (A) If Borrower shall fail to pay any of Borrower's Liabilities, when due and payable, or declared due and payable;

     (B) If Borrower shall default in the performance or observance of any of Borrower's Obligations (not constituting an Event of Default under any other clause of this Section 6.1);

     (C) If any representation, warranty, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Bank is not true and correct in any material respect when made or deemed made;

     (D) If Borrower, or any Guarantor shall (i) become insolvent, (ii) not be paying their respective debts generally as such debts become due, (iii) make an assignment for the benefit of creditors or cause or suffer any of their respective assets to come within the possession of any receiver, trustee or custodian, (iv) have a petition filed by or against any of them under the Bankruptcy Reform Act of 1978, as amended, or any similar law or regulation,
          (v) have any of their respective assets attached, seized or levied upon or (vi) otherwise become the subject of any insolvency or creditor enforcement proceedings;

     (E) If Borrower shall default in the payment, when due, whether by acceleration or otherwise, of any Indebtedness of Borrower, and such default is declared and is not cured within the time, if any, specified therefore in any agreement governing the same, or any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of Borrower or enables the holder thereof to accelerate the maturity of any such Indebtedness;

     (F) The death or incompetency of any individual Guarantor or the appointment of a conservator for all or any portion of any such Guarantors assets;

     (G) If one or more judgments or decrees shall be entered against Borrower involving, individually, or in the aggregate, a liability of $10,000.00 or more and such judgments or decrees shall not have been vacated discharged or stayed pending appeal within sixty (60) days after the entry thereof;

     (H) If this Agreement or any of the Other Agreements, including, without limitation, the Note, at any time after their respective execution and delivery, shall cease to be in full force and effect, shall be declared null and void, shall be revoked or terminated or shall be subject to any contest by any Person as to their validity and/or enforceability, for any reason, or if Borrower shall for any reason deny any further liability to Bank hereunder and thereunder; or

     (I) The occurrence of any default or Event of Default under any of the Other Agreements which is not cured within the time, if any, specified in such Other Agreement.

6.2 Upon the occurrence of any Event of Default or upon the occurrence, and during the continuance of any of the events described in Section 6.1 (notwithstanding Borrower's right to cure same), Bank shall have no further obligation to, and may then forthwith cease making Loans to or for the benefit of Borrower under this Agreement and the Other Agreements without any notice to Borrower. Upon an Event of Default, without notice by Bank to or demand by Bank of Borrower, Borrower's Liabilities shall be immediately due and payable. Bank, in its sole discretion, upon an Event of Default may exercise one or more of the rights and remedies accruing to Bank under this Agreement or any of the Other Agreements and/or applicable law upon default by a Borrower, including, without limitation, the right to set off and/or reduce to cash and apply to the payment of any of Borrower's Liabilities, any monies, reserves, deposits, certificates of deposit, deposit accounts and interest and dividends thereon, securities, cash and other property in the possession of or under the control of Bank or any of Bank's affiliates (as defined in section 7.10).

                             7.  MISCELLANEOUS

7.1 Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Liabilities and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply any and all such payments in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

7.2 This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Bank. Borrower may not sell, assign or transfer this Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrower's rights, titles, interests, remedies, powers and/or duties thereunder. Borrower consents to Banks' grant of participations in or sale, assignment, transfer or other disposition, at any time or from time to time hereafter, of this Agreement or the Other Agreements, or any portion thereof, including, without limitation, Bank's rights, titles, interests, remedies, powers and/or duties.

7.3 Bank's failure at any time or times hereafter to require strict performance by Borrower or failure to enforce Bank's rights, under any provision of this Agreement or the Other Agreements shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith or to enforce Bank's rights. Any suspension or waiver by Bank of an Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement and the Other Agreements, and no Event of Default by Borrower under this Agreement and the Other Agreements, shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such suspension or waiver.

7.4 If any provision of this Agreement or the Other Agreements or the application thereof is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreement shall be severable in any such instance.

7.5 This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Bank. This provision, however, shall not be deemed to modify Section 7.2 hereof.

7.6 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive with respect to this Agreement by virtue of any applicable statute or law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrower may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard.

7.7 Upon demand by Bank, Borrower shall reimburse Bank for all costs, fees and expenses incurred by Bank or for which Bank becomes obligated, in connection with the negotiation, preparation and conclusion of this Agreement and the Other Agreements, including, without limitation, all fees, costs and expenses of attorneys retained by Bank (including attorneys who are employees of Bank and/or any of its affiliates).

7.8 This Agreement and the Other Agreements are submitted by Borrower to Bank (for Bank's acceptance or rejection thereof) at Bank's principal place of business as an offer by Borrower to borrow monies from Bank and shall not be binding upon Bank or become effective until and unless accepted by Bank, in writing, at said place of business. If so accepted by Bank, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. This Agreement and the Other Agreements shall be governed and controlled by the internal laws of the State of Kansas as to interpretation, enforcement, validity, construction, effect and in all other respects, without reference to principles of choice of law.

7.9 JURISDICTION. TO INDUCE BANK TO ACCEPT THIS AGREEMENT AND ALL OTHER AGREEMENTS RELATED HERETO, BORROWER HEREBY IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR ANY AGREEMENT RELATED HERETO OR ANY COLLATERAL HELD BY BANK IN CONNECTION HEREWITH OR THEREWITH SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF OLATHE, STATE OF KANSAS OR IN THE CITY OF KANSAS CITY, STATE OF KANSAS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN EITHER OF SAID CITIES IN THE STATE OF KANSAS. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS SECTION. BORROWER AND BANK IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND BANK ARE PARTIES.

7.10 To the extent permitted by applicable law, if at any time or times hereafter Bank employs counsel (including attorneys who are employees of Bank and/or any of its affiliates) (A) for advice or other representation with respect to this Agreement, the Note or the Other Agreement or the administration of the Credit, (B) to represent Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or take any other action in or with respect to any such matter, or (C) to enforce any rights of Bank against Borrower and/or any Guarantor, the reasonable costs, fees and expenses incurred by Bank in any manner or way with respect to the foregoing, shall be part of Borrower's Liabilities, payable by Borrower to Bank on demand. For purposes of this Agreement "affiliate" of the Bank shall include but not be limited to Mercantile Bank Inc. ("MBI") and any banking or non-banking subsidiary of MBI, whether owned, controlled by, controlling or under common control with MBI directly or individually through any subsidiary.

7.11 To the extent that Bank receives any payment on account of Borrower's Liabilities, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower's Liabilities, or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Bank and applied on account of Borrower's Liabilities.

7.12 This Agreement shall terminate on June 1, 1996 unless the Credit is otherwise terminated pursuant to the terms of this Agreement. Borrower may terminate the Credit at any time upon written notice to Bank and payment in full of the outstanding principal balance of, and accrued and unpaid interest on, the Loans and all other of Borrower's Liabilities under this Agreement. All of Bank's rights and remedies, the liens and security interest of Bank in the Collateral and all of Borrower's Liabilities shall survive termination of the Credit extended to Borrower hereunder until all of the Borrower's Liabilities have been paid in full. The termination or cancellation of the Credit shall not affect or impair the liabilities and obligations of Borrower and/or any Guarantor or any one or more of them to Bank or Bank's rights with respect to any Loans and advances made and other Borrower's Liabilities incurred prior to such termination or with respect to the Collateral.

7.13 All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex or similar writing) and shall be given to such party at its address or telex number set forth on the signature pages hereof or such other address or telex number as such party may hereafter specify. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

     NOTICE. THIS AGREEMENT IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN BORROWER AND BANK, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN BORROWER AND BANK. IF THERE ARE ANY ADDITIONAL TERMS, THEY ARE REDUCED TO WRITING AS FOLLOWS: N/A

     I/WE AFFIRM THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN BORROWER AND BANK.

BORROWER:                               BANK:

AmeriConnect, Inc.                      MERCANTILE BANK OF KANSAS


By:  /s/ Robert R. Kaemmer              By:_______________________________
     Robert R. Kaemmer, President

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWER/CORPORATION                              AmeriConnect, Inc.
                                              (Print Corporation Name)

By:_________________________________    By:  /s/ Robert R. Kaemmer

Print Name:_________________________    Print Name:  Robert R. Kaemmer

Title:______________________________    Title:  President

Address:____________________________    Address: 6750 W. 93rd Street,
                                                 Suite 110
____________________________________             Overland Park, Ks  66212

TELEX:______________________________    TELEX:_____________________________

BORROWER/PARTNERSHIP                    ___________________________________
                                              (Print Partnership Name)

By:_________________________________    By:________________________________

Print Name: ________________________    Print Name:________________________

Title:  General Partner                 Title:  General Partner

Address:____________________________    Address:___________________________

____________________________________    ___________________________________

TELEX:______________________________    TELEX:_____________________________


BORROWER/INDIVIDUAL                     ___________________________________

____________________________________    ___________________________________
          (Print Name)                              (Print Name)

____________________________________    ___________________________________
          (Signature)                               (Signature)

Address:____________________________    Address: __________________________

____________________________________    ___________________________________

TELEX:______________________________    TELEX: ____________________________

                                ACCEPTANCE

Accepted this 8th day of June, 1995, at Bank's principal place of business in the City of Roeland Park, State of Kansas.

                              BANK:

                              MERCANTILE BANK OF KANSAS



                              By:  /s/ James A. Thomas

                              Title: James A. Thomas, Sr. Vice President

                              Address:  4700 W. 50th Place
                                        Roeland Park, Kansas 66205

                        ADDENDUM TO LOAN AGREEMENT


          This is an Addendum to the Revolving Loan Agreement executed by and between Mercantile Bank of Kansas ("Bank") and AmeriConnect, Inc. ("Borrower") on June 8, 1995 ("Agreement").

Borrower and Bank agree that the following terms shall be incorporated into the Agreement as if fully set forth therein:


                         1.  DEFINITIONS AND TERMS

(1) The following terms and/or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form, giving effect to the numerical difference; whenever the context so requires, the use of "it" in reference to Borrower shall mean Borrower as identified at the beginning of this Agreement:

     (A) "Consolidated Current Ratio": the relationship, expressed as a numerical ratio, between: (i) the amount of all assets which, under generally accepted accounting principles, would appear as current assets on the consolidated balance sheet of Borrower; and
          (ii) the amount of all liabilities which, under generally accepted accounting principles, would appear as current liabilities on such balance sheet, including, without limitation, (a) all liabilities payable on demand or maturing (whether by reason of specified maturity, fixed prepayment, sinking funds or accruals of any kind, or otherwise) within twelve (12) months or less from the date of the relevant statement, (b) all lease and rental obligations due within twelve (12) months or less, and (c) all customers' advances and progress billings on contracts.

     (B) "Consolidated Net Earnings": the excess of: (i) all revenues and income derived from operation in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets); over (ii) all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes and all principal payments to be made with respect to the Loan within twelve (12) months, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets), all as determined on a consolidated basis in accordance with generally accepted accounting principles.

     (C) "Consolidated Net Working Capital": an amount equal to the difference between: (i) the amount of all assets which, under generally accepted accounting principles, would appear as current assets on the consolidated balance sheet of Borrower; less (ii) the amount of all liabilities which, under generally accepted accounting principles, would appear as current liabilities on such balance sheet, including, without limitation, (a) all liabilities payable on demand or maturing (whether by reason of specified maturity, fixed prepayment, sinking funds or accruals of any kind, or otherwise) within twelve (12) months or less from the date of the relevant statement, (b) all lease and rental obligations due within twelve (12) months or less, and (c) all customers' advances and progress billings on contracts.

     (D) "Consolidated Tangible Net Worth": the total of all assets which, under generally accepted accounting principles, would appear as assets on the consolidated balance sheet of Borrower, less all of the following: (i) the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense; (ii) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the Financials (iii) all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets; (iv) the book amount, if any, of shares of Borrower's "Treasury Stock"; (v) "Consolidated Total Liabilities" (hereinafter defined); and (vi) all investments in foreign Affiliates and nonconsolidated domestic Affiliates.

     (E) "Consolidated Total Liabilities": the total of all liabilities of Borrower which, under generally accepted accounting principles, would appear on a consolidated balance sheet of Borrower.




(The terms and conditions on the reverse side hereof are an integral part of this agreement and are incorporated herein by reference.)

                               2.  COVENANTS

2.1 So long as any of Borrower's Liabilities shall remain unpaid, Borrower shall do the following, unless waived in writing by Bank:

     (A)  At all times maintain:

          (i) Consolidated Net Working Capital in the amount of at least $200,000.00; and

          (ii) Consolidated Tangible Net Worth in the amount of at least $1,000,000.00 for the fiscal year ending 12/31, 1995 and shall increase by 50% of Consolidated Net Earnings for each fiscal year thereafter with such increases to be cumulative for each fiscal year; and

          (iii) Consolidated Net Earnings in the amount of at least $200,000.00; for the fiscal year ending 12/31, 1995 and shall thereafter remain positive for each fiscal year; and

          (iv) a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth of not more than 4 to 1; and

          (v)    a Consolidated Current Ratio of at least 1.15:1.

     Except as provided herein, all terms and conditions of the Agreement remain unchanged and in full force and effect. Borrower reaffirms all representations, warranties and covenants in the Agreement as of the date hereof. Borrower further represents and warrants that it is not in default under any of its obligations under the Agreement and that the execution and delivery of the Addendum is duly authorized, and that all necessary and proper acts have been performed or taken. Whenever any reference shall be made to the Agreement, it shall be deemed to mean the Agreement as amended hereby.

     This Addendum shall be deemed to be a contract made under the laws of the State of Kansas and the rights and obligations of the parties hereunder shall be construed and controlled by the laws of the State of Kansas. This Addendum shall be binding upon and inure to the parties hereto and to their respective assessors and assigns.


NOTICE. THIS AGREEMENT IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN BORROWER AND BANK, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN BORROWER AND BANK. IF THERE ARE ANY ADDITIONAL TERMS, THEY ARE REDUCED TO WRITING AS FOLLOWS:

N/A

I/WE AFFIRM THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN BORROWER AND BANK.

BANK:                                   BORROWER:

MERCANTILE BANK OF KANSAS               AmeriConnect, Inc.


By:  /s/ James A. Thomas                By:  /s/ Robert R. Kaemmer
     (signature)                             (signature)

     James A. Thomas                         Robert R. Kaemmer
     (print name)                       (print name)

TITLE:    Sr. Vice President            TITLE:    President



     IN WITNESS WHEREOF, this Addendum has been entered into as of the ________ day of ______________________, __________.

BANK:                                   BORROWER:

MERCANTILE BANK OF KANSAS               AmeriConnect, Inc.
                                        (print name of Borrower)


By:  /s/ James A. Thomas                By:  /s/ Robert R. Kaemmer
     (signature)                             (signature)

     James A. Thomas                         Robert R. Kaemmer
     (print name)                            (print name)

TITLE:    Sr. Vice President            TITLE:    President

                                 EXHIBIT A

                        Borrowing Base Certificate

     This Borrowing Base Certificate is delivered pursuant to the terms of that certain Revolving Loan Agreement dated June 8, 1995, by and between Mercantile Bank of Kansas and AmeriConnect, Inc. (the "Loan Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

     Borrower hereby represents and warrants to Bank that the following information is true and correct as of ________________________, 19___:

     A.   1.   Total Accounts                              $_______________

          2.   Ineligible Accounts                         $_______________

          3.   Eligible Accounts (Item 1 minus Item 2)     $_______________

          4.   50% of face amount Eligible Accounts        $_______________


     B.   5.   Total Inventory                             $_______________

          6.   Ineligible Inventory                        $_______________

          7.   Eligible Inventory (Item 5 minus Item 6)    $_______________

          8.   N/A% of face amount of Eligible Inventory   $_______________

     Borrower hereby further represents and warrants to Bank that the following information is true and correct as of __________________________, 19___:

          9.   Aggregate principal amount of
               outstanding Loans                           $_______________

          10.  Borrowing Base Excess (Deficit) (Item 4 and
               8 minus Item 9) (Negative amount represents
               mandatory repayment                         $
                                                            ===============

     If Item 10 above is negative, this Borrowing Base Certificate is accompanied by the mandatory repayments required under the Loan Agreement.

     This Borrowing Base Certificate is dated the _____ day of ________________, 19___.

                              Borrower

                                        AmeriConnect, Inc.


                              By:_____________________________________


                              Title:__________________________________

                   ADDENDUM TO REVOLVING LOAN AGREEMENT
                      (Borrowing Base/AR & Inventory)

     This is an Addendum to the Revolving Loan Agreement entered into by and between AmeriConnect, Inc. ("Borrower") and Mercantile Bank of Kansas ("Bank") on June 8, 1995 ("Agreement").

     Borrower and Bank agree the following terms and conditions shall be incorporated into the Agreement as if fully set forth therein.

1.   Definitions and Terms.

     The following terms and/or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form, giving effect to the numerical difference; whenever the context so requires, the use of "it" in reference to Borrower shall mean Borrower as identified at the beginning of this Agreement:

     (A) "Accounts" mean any account of the Borrower and any other right of the Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance;

     (B) "Accounts Receivable Availability" means an amount of up to 50% of the Borrower's Eligible Accounts;

     (C) "Borrowing Base" means an amount equal to the sum of the Accounts Receivable Availability and the Inventory Availability;

     (D) "Borrowing Base Certificate" shall have the meaning ascribed to such term in Section 2.1.1;

     (E) "Eligible Accounts" means any Accounts except the following: (a) Accounts created from the sale of goods on non-standard terms and/or that call for payment to be made later than Thirty-Five
          (35) days from the date of sale or lease; (b) Accounts unpaid more than Sixty (60) days from the date of invoice; (c) Accounts of any Obligor with Twenty percent (20%) or more of the outstanding balance unpaid for more than Ninety (90) days from the date of invoice; (d) Accounts with respect of which the Obligor is an officer, employee, agent, parent, subsidiary or affiliate of Borrower or is related or has common shareholders, officers or directors with Borrower; (e) Accounts with respect to consignment sales; (f) Accounts with respect to which payment by the Obligor is or may be conditional; (g) Accounts with respect to which Borrower is or may become liable to the Obligor for goods sold or services rendered by such Obligor to Borrower; (h) Accounts with respect to which the

          Obligor is not a resident of the United States; (i) Accounts with respect to which any warranty or representation provided in
          Section 3.1(A) is not true and correct; (j) Accounts which are progress payments accounts or contra accounts; and (k) any and all other Accounts Bank deems, in its sole and absolute discretion, to be unacceptable. Accounts of Borrower which are at any time Eligible Accounts but which subsequently fail to meet any of the foregoing requirements shall no longer be an "Eligible Account".

     (F) "Eligible Inventory" means Inventory which meets the following requirements: (a) it is owned by Borrower, and not subject to any assignment, claim or lien, other than (i) a lien in favor of Bank, and (ii) liens consented to by Bank in writing; (b) it is new and unused except as Bank may otherwise consent in writing; (c) except as Bank may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with Bank's consent, such bailee, warehouseman or similar party has issued and delivered to Bank, in form and substance acceptable to Bank, such documents and agreements as Bank may require, including but not limited to warehouse receipts therefor in Bank's name; (d) it has not been deemed unacceptable by Bank in its sole and absolute discretion, due to age, type, category, quality and/or quantity;
          (e) it is not inventory which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Other Agreement relating directly or indirectly to such Borrower's Inventory; and (f) it is not Inventory which consists of work-in-process or other Inventory (other than raw material Inventory) which is used or consumed in connection with the manufacture, packing, shipping, advertising, selling or finishing of goods held by Borrower for sale or lease, including, without limitation, packaging or mailing supplies. Inventory of a Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall no longer be Eligible Inventory.

     (G) "Inventory" means all of Borrower's goods held for sale or lease or to be furnished under contracts of service or if so furnished, or if they are raw materials, work in process or materials used or consumed in a business;

     (H) "Inventory Availability" means an amount up to 0% of the Borrowers Eligible Inventory.

     (I) "Obligor" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government, who is and/or may become obligated to Borrower under or on account of Accounts.

2.   Credit:  General Terms:

     Section 2.1 of the Agreement shall be amended to read as follows:

2.1 Subject to the terms and conditions of this Agreement and the Other Agreements and provided that no Event of Default does not then exist, Bank agrees that the maximum amount of loans or advances (individually "Loan" and collectively, the "Loans") as Borrower may from time to time request up to but not in excess of ONE MILLION AND NO/100********** ($1,000,000.00), provided, however, that in no event shall the maximum amount of Loans to Borrower exceed the Borrowing Base (the "Credit"). Loans made by Bank may be repaid, and subject to the terms and conditions hereof, reborrowed up to but not including the Termination Date, unless the Credit is otherwise terminated as provided in this Agreement. In the event that the outstanding principal of the Loans exceeds the Credit, Borrower shall, immediately and without notice or demand, make the necessary payment(s) to eliminate such excess.

2.1.1(a) Borrower shall deliver to Bank on the Fifteenth (15th) day of each month commencing on June 15, 1995 (regardless of whether or not a borrowing is made on that date), a Borrowing Base Certificate in the form of Exhibit A attached hereto and incorporated herein by reference (a "Borrowing Base Certificate") setting forth:

     (i) the Borrowing Base and its components as of the end of the immediately preceding month;

     (ii)  the aggregate principal amount of all outstanding Loans; and

     (iii) the difference, if any, between the Borrowing Base and the aggregate principal amount of all outstanding Loans.

The Borrowing Base shown in such Borrowing Base Certificate shall be and remain the Borrowing Base hereunder until the next Borrowing Base Certificate is delivered to Bank, at which time the Borrowing Base shall be the amount shown in such subsequent Borrowing Base Certificate. Each Borrowing Base Certificate shall be certified (subject to normal year-end adjustments) as to truth and accuracy by the President or principal financial officer of Borrower.

     (b) If at any time the Borrowing Base as shown on the most recent Borrowing Base Certificate shall be less than the aggregate principal amount of all outstanding Loans, Borrower shall be automatically required (without demand or notice of any kind by Bank, all of which are hereby expressly waived by Borrower) to immediately repay the Loans in an amount sufficient to reduce such aggregate principal amount of outstanding Loans to the amount of the Borrowing Base.

2.1.2 Procedure for Borrowing. Subject to the terms and conditions hereof, Bank shall cause the Loans to be made to Borrower at any time and from time to time up to the Termination Date upon timely prior oral or written notice ("Borrowing Notice") to Bank specifying: (1) the desired amount of the Loan and (2) the date on which the Loan proceeds are to be made available to Borrower. Such Borrowing Notice, if in writing, shall be in the form of the notice attached hereto as Exhibit B. Each Borrowing Notice must be received by Bank not later than 10:00 a.m. (Bank's local time) on the Business Day on which a Loan is to be made. A Borrowing Notice shall not be revocable by Borrower. Subject to the terms and conditions hereof, provided that Bank has received the Borrowing Notice, Bank shall (unless Bank determines that any applicable condition specified in this Agreement has not been satisfied) make such Loan to Borrower by crediting the amount of such Loan to Borrower's account at Bank, Account not later than 2:00 p.m. (Bank's local time) on the Business Day specified in said Borrowing Notice. Borrower hereby authorizes Bank to rely on telephonic, telegraphic, telecopy, telex or written instructions of any person identifying himself as a person authorized to request a Loan or make a repayment hereunder, and on any signature which Bank believes to be genuine, and Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Bank and hold Bank harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses relating to or arising out of or in connection with the acceptance of instruction for making Loans or repayments hereunder.

   (The terms and conditions on the reverse side hereof are an integral part of this agreement and are incorporated herein by reference).